Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of ChromaDex Corporation and Subsidiaries on Form S-3 and as amended [File No. 333-233729, File No. 333-222064, File No. 333-221245, File No. 333-218634 and File No. 333-176636] and on Form S-8 [File No. 333-226972, File No. 333-223889, File No. 333-221247, File No. 333-221246, File No. 333-196434, File No. 333-168029, File No. 333-154403 and File No. 333-154402] of our report  relating to the effectiveness of the Company’s internal control over financial reporting dated March 10, 2020 (May 18, 2020 as to the effects of the material weakness described in Management’s Report on Internal Control over Financial Reporting (As Revised)), appearing in this Annual Report on Form 10-K/A of ChromaDex Corporation and Subsidiaries for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp
New York, NY
May 18, 2020